Exhibit 99.1

FOR IMMEDIATE RELEASE
January 20, 2005	For More Information Contact:
Gregory Schreacke
Chief Financial Officer
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation

Announces Annual and Quarterly Results

Elizabethtown, Kentucky, January 20, 2005 – First Financial Service Corporation (the Company, Nasdaq: FFKY) today announced diluted net income per share of $0.63 for the three months ended December 31, 2004, compared to $0.54 for the three months ended December 31, 2003.  Diluted net income per share for the year ended December 31, 2004 was $2.12, compared to $2.10 for the year ended December 31, 2003.

“We are pleased to report another solid year of record earnings to our shareholders,” noted President and Chief Executive Officer, B. Keith Johnson.  “During the year, we continued to concentrate on developing our commercial banking business in addition to building two new full service branch facilities.  We believe our investment in these initiatives, along with our continued commitment to superior customer service, will significantly enhance the value of our franchise in the future.”

The Company’s emphasis on commercial lending continued to produce positive results for the year generating a $74 million, or 27% increase in commercial loans to $347 million at December 31, 2004, compared to $273 million at December 31, 2003.  This favorable trend has resulted in an annual compound growth rate of 39% over the past three years.  While the Company’s commercial lending relationships have been cultivated across all of the Company’s markets, much of the loan growth has been generated from the additional development of its Louisville metropolitan market. Over 20% of the Company’s total loan portfolio resides in this market.

In an effort to better serve these customers and to enhance the Company’s retail branch network in this market, in early 2004 the Company opened two new full-service facilities in its Louisville metropolitan market.  These facilities, along with a completely renovated facility in Hardin County, represent the Company’s state of the art prototype branch with a retail-focused design.  This design features an Internet café with access to online banking and bill payment services.  Large plasma screens decorate the lobby providing customers with current news and information about bank products and services as well as upcoming community events.  The Company anticipates the redesign of its Mt. Washington facility in Bullitt County to be completed in the second quarter of 2005.

“These new state of the art facilities represent a tremendous investment for our future,” commented President and Chief Executive Officer, B. Keith Johnson.  “While new banking centers typically are not profitable for the first twelve to eighteen months, we believe the investment in these facilities will enhance our existing market share and effectively support our continued expansion into the growing Louisville metropolitan market contributing to the long-term success of the Company.”

The Company continued to experience positive trends in its already sound credit quality.  As a result, provision for loan loss expense decreased $286,000 to $183,000 for the quarter ended December 31, 2004, compared to the same quarter in 2003.  Provision for loan loss expense was $1.7 million for the year ended December 31, 2004; no change from the provision expense recorded for the year ended December 31, 2003.  The allowance for loan losses as a percent of total loans, increased to 1.07% at December 31 2004, compared to 1.00% at December 31, 2003.  The percentage of non-performing loans to total loans was 0.87% at December 31, 2004, compared to 0.96% at December 31, 2003.

MORE

Net interest margin increased to 3.76% for the year ended December 31, 2004, compared to 3.61% for the year ended December 31, 2003, resulting in an increase in net interest income of $1.4 million for the year ended December 31, 2004.  An increasing interest rate environment is expected to positively impact net interest margin due to the growth in adjustable rate commercial loans coupled with a decrease in residential fixed rate loans in the Company’s loan portfolio.  Net interest margin has increased in each of the last four quarters and will continue to benefit with increases in the Prime lending rate.  However, the Company remains in a very competitive deposit market with aggressive deposit pricing among market participants.  The increases in net interest margin will likely slow over future quarters due to the eventual increase in the Company’s cost of deposits.

Non-interest income remained solid for the year despite a $702,000 decrease in secondary mortgage market loan closing fees, resulting from a decline in refinancing activity.  For the year ended December 31, 2004, non-interest income increased $123,000 to $8.1 million.  Contributing to the annual increase in non-interest income was an increase in customer service fees on deposit accounts, a gain on the sale of investment securities, and a gain on the sale of lots held for development.  These lots were held for development through the Company’s wholly owned subsidiary, First Federal Office Park, LLC that still has four other properties for sale in this development.

Non-interest expense increased $2.0 million, to $19.2 million for the year ended December 31, 2004, compared to the same period a year ago.  The primary contributing factors to this increase were the additional operating and employee compensation expenses related to the recent expansion efforts.  Compared to a year ago, twenty-one retail staff positions were added for the expansion into Jefferson County, coupled with an expanded facility in Hardin County, Kentucky.  Additional increases in staff have taken place during 2003 and 2004 to continue the transformation to a stronger retail sales culture and to provide expanded products and services to our retail and commercial customers.  Nevertheless, the Company’s efficiency ratio was 59% for the year, indicating an operationally efficient financial institution.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, trust and estate planning, and personal investment financial counseling services.  Today, the Bank serves Central Kentucky through its 14 full-service banking centers.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq National Market under the symbol, “FFKY.”  Market makers for the stock are:

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Keefe, Bruyette & Woods, Inc.

Stifel Nicolaus & Company	Goldman, Sachs & Company

First Tennessee Securities	Knight Securities, LP

Trident Securities	Spear, Leeds & Kellogg

Sandler O’Neill	Howe Barnes Investments, Inc.

FIRST FINANCIAL SERVICE CORPORATION

Consolidated Statements of Financial Condition (Unaudited)

	December 31,
(Dollars In Thousands, Except Share Data)	2004	2003

ASSETS
Cash and due from banks	$27,910	$28,030
Federal funds sold	8,000	20,000
Cash and cash equivalents	35,910	48,030

Securities available-for-sale	22,002	4,009
Securities held-to-maturity, fair value of $34,557 Dec (2004) and $30,919 Dec (2003)	34,915	30,929
Total securities	56,917	34,938

Loans held for sale	1,219	1,021
Loans receivable, net of unearned fees	604,698	554,700
Allowance for loan losses	(6,489)	(5,568)
Net loans receivable	599,428	550,153

Federal Home Loan Bank stock	6,845	6,570
Cash surrender value of life insurance	7,353	7,067
Premises and equipment, net	17,469	15,466
Real estate owned:
Acquired through foreclosure	681	387
Held for development	389	446
Other repossessed assets	40	62
Goodwill	8,384	8,384
Accrued interest receivable	2,487	1,931
Other assets	1,817	2,901

TOTAL ASSETS	$737,720	$676,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Non-interest bearing	$38,441	$28,632
Interest bearing	547,945	500,530
Total deposits	586,386	529,162

Advances from Federal Home Loan Bank	78,904	78,283
Subordinated debentures	10,000	10,000
Accrued interest payable	413	416
Accounts payable and other liabilities	1,038	1,027
Deferred income taxes	1,129	1,126

TOTAL LIABILITIES	677,870	620,014

STOCKHOLDERS’ EQUITY:
Serial preferred stock, 5,000,000 shares authorized and unissued	—	—
Common stock, $1 par value per share; authorized 10,000,000 shares; issued and outstanding, 3,645,438 shares Dec (2004), and 3,705,438 shares Dec (2003)	3,645	3,705
Additional paid-in capital	8,226	9,726
Retained earnings	47,174	42,092
Accumulated other comprehensive income, net of tax	805	798

TOTAL STOCKHOLDERS’ EQUITY	59,850	56,321
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$737,720	$676,335

FIRST FINANCIAL SERVICE CORPORATION

Consolidated Statements of Income (Unaudited)

(Dollars In Thousands, Except Per Share Data)

	Year Ended December 31,
	2004	2003
Interest Income:
Interest and fees on loans	$37,364	$37,413
Interest and dividends on investments and deposits	1,779	1,926
Total interest income	39,143	39,339

Interest Expense:
Deposits	10,478	12,124
Federal funds purchased	47	—
Federal Home Loan Bank advances	3,738	3,738
Subordinated debentures	529	503
Total interest expense	14,792	16,365

Net interest income	24,351	22,974
Provision for loan losses	1,656	1,656
Net interest income after provision for loan losses	22,695	21,318

Non-interest Income:
Customer service fees on deposit accounts	4,913	4,556
Gain on sale of mortgage loans	862	1,564
Brokerage and insurance commissions	404	353
Gain on sale of real estate held for development	526	437
Gain on sale of investments	202	—
Other income	1,197	1,071
Total non-interest income	8,104	7,981

Non-interest Expense:
Employee compensation and benefits	10,295	9,446
Office occupancy expense and equipment	1,833	1,534
Marketing and advertising	726	568
Outside services and data processing	2,134	1,826
Bank franchise tax	822	623
Other expense	3,464	3,295
Total non-interest expense	19,274	17,292

Income before income taxes	11,525	12,007
Income taxes	3,735	4,004
Net Income	$7,790	$8,003

Shares applicable to basic income per share	3,659,284	3,779,931
Basic income per share	$2.13	$2.12

Shares applicable to diluted income per share	3,675,226	3,815,000
Diluted income per share	$2.12	$2.10

######